Exhibit 99.1

          Heartland Bancshares, Inc. Announces First Quarter Earnings.

Franklin, Ind. - April 25, 2003, Heartland Bancshares, Inc. IN (HRTB - OTC BB) announced that it recorded net income of $48,000 or $.03 per share for the quarter ended March 31, 2003. Comparatively, Heartland recorded net income of $201,000 or $.14 per share for the quarter ended March 31, 2002. The net income for the quarter ended March 31, 2003 was a $70,000 improvement compared to the fourth quarter 2002 net loss of $(22,000).

During the first quarter 2003, Heartland recorded $250,000 in provision for loan loss expense compared to $350,000 recorded in the first quarter 2002. Heartland's allowance for loan losses at March 31, 2003 was $3,671,000 or 3.12% of loans. Net loan charge-offs recorded during the first quarter 2003 were $77,000 compared to $707,000 during the first quarter 2002. Non-performing assets total $5,423,000 or 3.07% of total assets at March 31, 2003 compared to $6,370,000 or 3.60% of total assets at December 31, 2002.

President Steve Bechman commented "We are pleased to see positive results from our efforts to improve our credit quality including the reduction of loan charge-offs, provision and non-performing assets. Our earnings continue to suffer from the lost income on non-performing assets and higher FDIC insurance, collection expenses, professional fees and personnel expenses related to credit quality issues, but we expect that those factors will diminish once we are able to return the credit risk within Heartland to an acceptable level. We continue to work diligently with our federal and state banking regulators in order to achieve our long term safety and soundness goals."

Net interest income declined by $239,000 from $1,829,000 for the first quarter of 2002, to $1,590,000 for the first quarter 2003. The decline in net interest income is primarily attributable to lower average loan-to-asset ratios and higher levels of non-accrual loans in 2003 compared to 2002. Non-interest income was $72,000 or 16.67% higher in 2003 compared to 2002 due to a $114,000 increase in brokered mortgage loan fees, partially offset by a $35,000 decrease in commissions on investment sales. Non-interest expenses were $1.8 million in the first quarter 2003 compared to $1.6 million in 2002. The increase is primarily due to $109,000 of additional personnel expenses and $46,000 of additional FDIC insurance premiums.

Total assets increased $56,000 to $176,713,000 at March 31, 2003 from $176,657,000 at December 31, 2002. During this same period, total deposits increased by $3.5 million to $151.9 million at March 31, 2003, while gross loans declined $2.3 million to $117.6 million at March 31, 2003.

Heartland Community Bank is the wholly owned subsidiary of Heartland Bancshares, Inc. and began banking operations December 17, 1997 in Johnson County, Indiana on the southern edge of the Indianapolis metro area.



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Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about Heartland's progress in addressing credit quality issues and benefits that Heartland expects would be realized if its credit quality were at acceptable levels, and other expectations and trends. These forward-looking statements speak only as of the date they are made, and Heartland undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the forward-looking statement is made. Readers are cautioned that, by their nature, forward-looking statements are based on assumptions and are subject to risks, uncertainties, and other factors. Actual results may differ materially from the expectations of Heartland that are expressed or implied by any forward-looking statement, and management cautions that the expected improvements in credit quality and associated benefits may be realized later than expected or not at all. See Item 1 of Heartland's Annual Report on Form 10-KSB to the Securities and Exchange Commission ("SEC") for its fiscal year ended December 31, 2002, under the heading "Forward-Looking Statements," for a discussion of some of the risks, uncertainties, and other factors that could cause Heartland's actual results to vary materially from those expressed or implied by any forward-looking statements. Investors should consider these risks, uncertainties, and other factors in addition to those mentioned by Heartland in its other SEC filings from time to time when considering any forward-looking statement.

Contact:  Jeff Joyce, CFO (317) 738-2854


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                           HEARTLAND BANCSHARES, INC.
                            SELECT BALANCE SHEET DATA
                      March 31, 2003 and December 31, 2002
                          (Dollar amounts in thousands)
                                   (Unaudited)

                                                    March 31,       December 31,
                                                      2003              2002
                                                      ----              ----

Total cash and cash equivalents                  $     20,193      $     25,232
Securities available-for-sale                          29,423            19,566
Loans                                                 117,626           119,920
Allowance for loan losses                               3,671             3,498
Total deposits                                        151,881           148,399
Total Liabilities                                     164,526           164,457
Shareholders' equity                                   12,187            12,200
Total assets                                     $    176,713      $    176,657



                           HEARTLAND BANCSHARES, INC.
                         SELECTED INCOME STATEMENT DATA
                   Three Months ended March 31, 2003 and 2002
              (Dollar amounts in thousands, except per share data)
                                   (Unaudited)

                                                      2003             2002
                                                      ----             ----

Interest income                                  $      2,406      $      3,006
Interest expense                                          816             1,177
Provision for loan losses                                 250               350
Noninterest income                                        504               432
Noninterest expense                                     1,765             1,586
Income taxes                                               31               124
Net income $                                     $         48      $        201
Basic and diluted earnings per share             $        .03      $        .14